Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
August 4, 2010

News Media
	Ruben Rodriguez	(202) 624-6620

Financial Community
	Robert Dennis	(202) 624-6129
WGL Holdings, Inc. Reports Third Quarter Fiscal Year 2010 Earnings;
Updates Fiscal Year 2010 Guidance
•	Third quarter consolidated earnings per share up — $0.19 per share vs. $0.04 per share for the comparative quarter of the prior year

•	Year-to-date consolidated earnings per share up — $2.69 per share vs. $2.61 per share for the comparative year-to-date of the prior year

•	Third quarter consolidated non-GAAP operating earnings — $(0.07) per share vs. $0.11 per share for the comparative quarter of the prior year

•	Year-to-date consolidated non-GAAP operating earnings — $2.57 per share vs. $2.78 per share for the comparative year-to-date of the prior year

•	Non-GAAP operating earnings guidance for fiscal year 2010 updated to a range of $2.21 per share to $2.33 per share, a decrease of $0.04 per share
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended June 30, 2010 of $9.7 million, or $0.19 per share, an increase of $7.9 million, or $0.15 per share, over net income of $1.8 million, or $0.04 per share, reported for the quarter ended June 30, 2009.
For the nine months of fiscal year 2010, we reported net income determined in accordance with GAAP of $136.0 million, or $2.69 per share, compared to net income of $131.5 million, or $2.61 per share, reported for the comparative period of fiscal year 2009. Our operations are seasonal and, accordingly, our operating results for the three and nine months ended June 30, 2010, are not indicative of the results expected for the 12 months ending September 30, 2010.
Commenting on the third quarter and the outlook for the remainder of the year, WGL Holdings’ Chairman and CEO Terry McCallister said, “I am pleased to report that during the third quarter of fiscal year 2010, our businesses continue to move forward with achieving the initiatives and strategic objectives put in place early this year. In our updated fiscal year 2010 forecast, the earnings outlook for the utility operations is unchanged while the non-utility businesses have reacted to some temporary challenges.”
McCallister further elaborated on the non-utility businesses, “Unusually extreme July weather resulted in higher electric supply costs for our retail energy marketing business and government customer delays dampened recorded revenues in our design-build energy services business.  Despite these temporary challenges, our retail energy marketing business is successfully achieving its goal of expanding into Pennsylvania and we continue to grow our committed backlog of signed contracts for our design-build energy services business to the highest level in its history.”

Financial performance is evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.
For the quarter ended June 30, 2010, we recorded a non-GAAP operating loss of $(3.6) million, or $(0.07) per share, compared to non-GAAP operating earnings of $5.6 million, or $0.11 per share, for the same quarter of the prior fiscal year. For the nine months ended June 30, 2010, we recorded non-GAAP operating earnings of $129.9 million, or $2.57 per share, compared to non-GAAP operating earnings of $140.0 million, or $2.78 per share, for the same period of the prior fiscal year.
Third Quarter Results by Business Segment
Regulated Utility Segment
We typically report a net loss for quarters ending June 30 because of the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period. For the quarter ended June 30, 2010, our regulated utility segment reported a seasonal net loss of $(10.5) million, or $(0.21) per share, compared to a net loss of $(2.4) million, or $(0.05) per share, reported for the third quarter of the prior fiscal year. After adjustments, the non-GAAP operating loss for the regulated utility segment was $(9.0) million, or $(0.18) per share, for the quarter ended June 30, 2010, compared to a non-GAAP operating loss of $(4.4) million, or $(0.09) per share, for the same quarter of the prior fiscal year. This three month comparison of non-GAAP operating earnings reflects higher employee benefit expense due to changes in plan asset values and plan valuation assumptions and an increase in the effective tax rate. Partially offsetting these unfavorable trends were reduced uncollectible accounts expense, an increase in average active customer meters and lower interest expense.
For the nine months ended June 30, 2010, our regulated utility segment reported net income of $121.2 million, or $2.39 per share, compared to net income of $126.7 million, or $2.52 per share, reported for the nine months ended June 30, 2009. After adjustments, non-GAAP operating earnings for the regulated utility segment were $115.0 million, or $2.27 per share, for the nine months ended June 30, 2010, compared to non-GAAP operating earnings of $120.1 million, or $2.39 per share, for the same nine months of the prior fiscal year. The nine month comparisons of non-GAAP operating earnings reflected: (i) a decrease in the recovery of inventory carrying costs, reflecting lower average storage gas inventory balances; (ii) a decrease in realized margins associated with our asset optimization program; (iii) higher employee benefit expense due to changes in plan asset values and plan valuation assumptions and (iv) higher property tax expense. Partially offsetting these unfavorable trends were: (i) an increase in average active customer meters from the prior period; (ii) favorable effects of changes in natural gas consumption patterns; (iii) an improvement reflecting lower regulatory obligations for the Virginia Earnings Sharing Mechanism; (iv) lower costs for weather protection products related to the District of Columbia and (v) lower interest expense related to both lower interest rates and decreased borrowing levels.

Retail Energy-Marketing Segment
For the quarter ended June 30, 2010, the retail energy-marketing segment reported net income of $20.7 million, or $0.41 per share, an increase of $16.8 million, or $0.33 per share, over net income of $3.9 million, or $0.08 per share, reported for the third quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $6.0 million, or $0.12 per share, for the quarter ended June 30, 2010 compared to non-GAAP operating earnings of $9.6 million, or $0.19 per share, for the same quarter of the prior fiscal year. For the nine months ended June 30, 2010, the retail energy-marketing segment reported net income of $16.8 million, or $0.33 per share, an increase of $13.2 million, or $0.26 per share, over net income of $3.6 million, or $0.07 per share, reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $16.9 million, or $0.33 per share, for the nine months ended June 30, 2010, compared to non-GAAP operating earnings of $18.8 million, or $0.37 per share, for the same period of the prior fiscal year.
The difference between GAAP net income and non-GAAP operating earnings is due to adjustments to eliminate unrealized mark-to-market gains and losses attributable to certain wholesale energy supply and retail sales contracts. These derivative contracts are subject to mark-to-market accounting treatment. For both the three and nine month comparisons, the decrease in non-GAAP operating earnings reflect lower realized margins from the sale of natural gas partially offset by higher electric margins. Declines in gas sales margins are attributed to warmer weather in the spring of 2010 versus the spring of 2009, and by favorable gas price movements in fiscal year 2009. Electric sales margin improvements primarily reflect higher electric sales associated with customer growth. For the nine month comparison only, non-GAAP operating earnings were also lower due to higher operating expenses associated with serving a large customer base.
Design-Build Energy Systems Segment
For the quarter ended June 30, 2010, the design-build energy systems segment reported a net loss of $(77,000), compared to net income of $834,000, or $0.02 per share, reported for the same quarter of the prior fiscal year. For the nine months ended June 30, 2010, the design-build energy systems segment reported a net loss of $(380,000), compared to net income of $2.9 million, or $0.06 per share, reported for the same period of the prior fiscal year. The decrease in earnings for both the three and nine month comparisons, are primarily due to delays in the initiation of certain planned project work for government agency customers. Operating expenses were also higher due to increased labor expense associated with expansion plans. There were no non-GAAP adjustments for this segment for either period.
Earnings Outlook
We are providing an updated consolidated earnings estimate for fiscal year 2010 based on non-GAAP operating earnings in a range of $2.21 per share to $2.33 per share, a decrease of $0.04 per share in the mid-point of the range. This estimate includes projected fiscal year 2010 non-GAAP operating earnings from our regulated utility segment in a range of $1.86 per share to $1.92 per share, and projected fiscal year 2010 non-GAAP operating earnings from our unregulated business segments in a range of $0.35 per share to $0.41 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this news release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, wglholdings.com.
Other Information
We will hold a conference call at 10:30 a.m. Eastern time on August 5, 2010 to discuss our third quarter financial results for fiscal year 2010. The live conference call will be available to the public via a link located on the WGL Holdings website, wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through September 6, 2010.
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy-marketing segment, which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on our website, wglholdings.com.
Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2010	2009	2010	2009

OPERATING REVENUES
Utility	$168,379	$185,958	$1,170,536	$1,350,836
Non-utility	291,294	241,078	1,073,198	943,176

Total Operating Revenues	459,673	427,036	2,243,734	2,294,012

OPERATING EXPENSES
Utility cost of gas	60,001	75,185	576,200	757,112
Non-utility cost of energy-related sales	243,983	222,160	1,008,971	901,472
Operation and maintenance	79,062	71,448	230,850	220,221
Depreciation and amortization	23,634	23,168	72,032	71,494
General taxes and other assessments	25,752	22,852	100,179	94,534

Total Operating Expenses	432,432	414,813	1,988,232	2,044,833

OPERATING INCOME	27,241	12,223	255,502	249,179
Other Income—Net	280	818	1,144	1,595
Interest Expense
Interest on long-term debt	9,913	10,422	29,816	30,894
AFUDC and other, net	87	390	143	3,572

Total Interest Expense	10,000	10,812	29,959	34,466

INCOME BEFORE INCOME TAXES	17,521	2,229	226,687	216,308
INCOME TAX EXPENSE	7,510	92	89,669	83,816

NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	10,011	2,137	137,018	132,492
Dividends on Washington Gas preferred stock	330	330	990	990

NET INCOME APPLICABLE TO COMMON STOCK	$9,681	$1,807	$136,028	$131,502

AVERAGE COMMON SHARES OUTSTANDING
Basic	50,664	50,141	50,422	50,092
Diluted	50,918	50,435	50,638	50,349

EARNINGS PER AVERAGE COMMON SHARE
Basic	$0.19	$0.04	$2.70	$2.63
Diluted	$0.19	$0.04	$2.69	$2.61

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(10,454)	$(2,391)	$121,248	$126,701

Non-utility operations:
Retail energy-marketing	20,743	3,850	16,813	3,633
Design-build energy systems	(77)	834	(380)	2,867
Other activities	(531)	(486)	(1,653)	(1,699)

Total non-utility	20,135	4,198	14,780	4,801

NET INCOME APPLICABLE TO COMMON STOCK	$9,681	$1,807	$136,028	$131,502

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	September 30,
(In thousands)	2010	2009

ASSETS
Property, Plant and Equipment
At original cost	$3,320,969	$3,242,413
Accumulated depreciation and amortization	(1,018,422)	(973,272)

Net property, plant and equipment	2,302,547	2,269,141

Current Assets
Cash and cash equivalents	48,283	7,845
Accounts receivable, net	321,914	308,915
Storage gas—at cost (first-in, first-out)	156,885	237,681
Other	138,436	129,073

Total current assets	665,518	683,514

Deferred Charges and Other Assets	460,244	397,235

Total Assets	$3,428,309	$3,349,890

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,192,667	$1,097,698
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	591,382	561,830

Total capitalization	1,812,222	1,687,701

Current Liabilities
Notes payable and current maturities of long-term debt	37,159	266,443
Accounts payable and other accrued liabilities	202,197	213,529
Other	168,626	154,644

Total current liabilities	407,982	634,616

Deferred Credits	1,208,105	1,027,573

Total Capitalization and Liabilities	$3,428,309	$3,349,890

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)
FINANCIAL STATISTICS

	Twelve Months Ended
	June 30,
	2010	2009

Closing Market Price—end of period	$34.03	$32.02
52-Week Market Price Range	$36.57-$30.37	$37.08-$22.40
Price Earnings Ratio	13.7	13.3
Annualized Dividends Per Share	$1.51	$1.47
Dividend Yield	4.4%	4.6%
Return on Average Common Equity	10.7%	10.9%
Total Interest Coverage (times)	6.1	5.1
Book Value Per Share—end of period	$23.51	$22.56
Common Shares Outstanding—end of period (thousands)	50,720	50,141

UTILITY GAS STATISTICS

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(In thousands)	2010	2009	2010	2009	2010	2009

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$99,444	$110,381	$793,905	$918,036	$863,124	$1,002,706
Commercial and Industrial — Firm	24,697	30,451	174,828	240,261	197,879	275,433
Commercial and Industrial — Interruptible	376	725	3,296	3,540	3,783	4,727
Electric Generation	275	275	825	825	1,100	1,099

	124,792	141,832	972,854	1,162,662	1,065,886	1,283,965

Gas Delivered for Others
Firm	25,902	27,882	139,851	124,838	160,011	141,715
Interruptible	9,371	10,204	39,062	40,177	46,584	47,982
Electric Generation	109	56	210	238	329	350

	35,382	38,142	179,123	165,253	206,924	190,047

	160,174	179,974	1,151,977	1,327,915	1,272,810	1,474,012
Other	8,205	5,984	18,559	22,921	27,979	38,440

Total	$168,379	$185,958	$1,170,536	$1,350,836	$1,300,789	$1,512,452

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(In thousands of therms)	2010	2009	2010	2009	2010	2009

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	56,801	73,996	626,242	653,211	663,017	690,603
Commercial and Industrial — Firm	18,748	25,230	155,964	185,739	173,264	207,455
Commercial and Industrial — Interruptible	337	690	3,204	2,882	3,699	3,802

	75,886	99,916	785,410	841,832	839,980	901,860

Gas Delivered for Others
Firm	66,516	68,992	436,984	416,653	482,382	460,973
Interruptible	47,028	55,056	222,450	228,573	267,697	273,358
Electric Generation	44,606	12,458	68,156	58,778	112,137	93,377

	158,150	136,506	727,590	704,004	862,216	827,708

Total	234,036	236,422	1,513,000	1,545,836	1,702,196	1,729,568

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	87,201	102,817	530,138	565,045	592,521	637,479

Number of Customers (end of period)	160,900	148,800	160,900	148,800	160,900	148,800

Electricity Sales
Electricity Sales (thousands of kWhs)	2,358,017	1,293,340	6,366,231	3,176,253	8,459,259	4,158,536

Number of Accounts (end of period)	141,700	98,900	141,700	98,900	141,700	98,900

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	75.90 ¢	75.34 ¢	74.71 ¢	91.69 ¢	74.54 ¢	93.62 ¢

HEATING DEGREE DAYS

Actual	217	343	3,825	4,203	3,833	4,205
Normal	300	302	3,751	3,759	3,765	3,774
Percent Colder (Warmer) than Normal	(27.7)%	13.6%	2.0%	11.8%	1.8%	11.4%

Average Active Customer Meters	1,077,562	1,069,189	1,074,619	1,065,925	1,072,503	1,063,037

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with generally accepted accounting principles in the United States of America (GAAP) to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.
The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:
•	We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts that are ultimately reversed when the derivatives are settled.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.
There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Quarter Ended June 30, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$(10,454)	$20,743	$(77)	$(531)	$9,681
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(812)	(14,778)	—	—	(15,590)
Storage optimization program (b)	(498)	—	—	—	(498)
Amortization of derivative contract termination (c)	—	—	—	—	—
Weather derivative products (d)	637	—	—	—	637
Partial settlement of the Supplemental Executive Retirement Program (e)	2,140	—	—	—	2,140

Non-GAAP operating earnings (loss)	$(8,987)	$5,965	$(77)	$(531)	$(3,630)

GAAP diluted earnings (loss) per average common share (50,918 shares)	$(0.21)	$0.41	$—	$(0.01)	$0.19
Per share effect of non-GAAP adjustments	0.03	(0.29)	—	—	(0.26)

Non-GAAP operating earnings (loss) per share	$(0.18)	$0.12	$—	$(0.01)	$(0.07)

Quarter Ended June 30, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$(2,391)	$3,850	$834	$(486)	$1,807
Adjusted for (item shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	(1,181)	5,773	—	—	4,592
Storage optimization program (b)	(805)	—	—	—	(805)

Non-GAAP operating earnings (loss)	$(4,377)	$9,623	$834	$(486)	$5,594

GAAP diluted earnings (loss) per average common share (50,435 shares)	$(0.05)	$0.08	$0.02	$(0.01)	$0.04
Per share effect of non-GAAP adjustments	(0.04)	0.11	—	—	0.07

Non-GAAP operating earnings (loss) per share	$(0.09)	$0.19	$0.02	$(0.01)	$0.11

Nine Months Ended June 30, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$121,248	$16,813	$(380)	$(1,653)	$136,028
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(8,163)	91	—	—	(8,072)
Storage optimization program (b)	758	—	—	—	758
Amortization of derivative contract termination (c)	(964)	—	—	—	(964)
Weather derivative products (d)	(1)	—	—	—	(1)
Partial settlement of the Supplemental Executive Retirement Program (e)	2,140	—	—	—	2,140

Non-GAAP operating earnings (loss)	$115,018	$16,904	$(380)	$(1,653)	$129,889

GAAP diluted earnings (loss) per average common share (50,638 shares)	$2.39	$0.33	$—	$(0.03)	$2.69
Per share effect of non-GAAP adjustments	(0.12)	—	—	—	(0.12)

Non-GAAP operating earnings (loss) per share	$2.27	$0.33	$—	$(0.03)	$2.57

Nine Months Ended June 30, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$126,701	$3,633	$2,867	$(1,699)	$131,502
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(6,369)	16,408	—	—	10,039
Storage optimization program (b)	2,500	—	—	—	2,500
Reversal of reserve for natural gas costs (f)	(2,781)	—	—	—	(2,781)
Reversal of prior period electric costs (g)	—	(1,229)	—	—	(1,229)

Non-GAAP operating earnings (loss)	$120,051	$18,812	$2,867	$(1,699)	$140,031

GAAP diluted earnings (loss) per average common share (50,349 shares)	$2.52	$0.07	$0.06	$(0.04)	$2.61
Per share effect of non-GAAP adjustments	(0.13)	0.30	—	—	0.17

Non-GAAP operating earnings (loss) per share	$2.39	$0.37	$0.06	$(0.04)	$2.78

* Per share amounts for “Other Activities” may include adjustments for rounding

(Footnote references are described on the following page)

9

WGL HOLDINGS, INC. (Consolidated by Quarter)
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP OPERATING EARNINGS
(Unaudited)

Fiscal Year 2010
	Quarterly Period Ended (h)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP net income	$47,641	$78,706	$9,681		$136,028
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	2,371	5,147	(15,590)		(8,072)
Storage optimization program (b)	385	871	(498)		758
Amortization of derivative contract termination (c)	(385)	(579)	—		(964)
Weather derivative products (d)	786	(1,424)	637		(1)
Partial settlement of the Supplemental Executive Retirement Program (e)	—	—	2,140		2,140

Non-GAAP operating earnings	$50,798	$82,721	$(3,630)		$129,889

Diluted average common shares outstanding	50,429	50,572	50,918		50,638

GAAP diluted earnings per average common share	$0.94	$1.56	$0.19		$2.69
Per share effect of non-GAAP adjustments	0.07	0.08	(0.26)		(0.12)

Non-GAAP operating earnings per share	$1.01	$1.64	$(0.07)		$2.57

Fiscal Year 2009
	Quarterly Period Ended (h)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP net income	$54,625	$75,070	$1,807		$131,502
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(960)	6,407	4,592		10,039
Storage optimization program (b)	767	2,538	(805)		2,500
Reversal of reserve for natural gas costs (f)	(2,781)	—	—		(2,781)
Reversal of prior period electric costs (g)	—	(1,229)	—		(1,229)

Non-GAAP operating earnings	$51,651	$82,786	$5,594		$140,031

Diluted average common shares outstanding	50,208	50,420	50,435		50,349

GAAP diluted earnings per average common share	$1.09	$1.49	$0.04		$2.61
Per share effect of non-GAAP adjustments	(0.06)	0.16	0.07		0.17

Non-GAAP operating earnings per share	$1.03	$1.65	$0.11		$2.78

Footnotes:

(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, the relevant customer sharing percentage for realized asset optimization margins as approved by the regulators is used to allocate our unrealized mark-to-market gains and losses between regulatory assets/liabilities and earnings. All unrealized mark-to-market gains and losses for the retail energy-marketing segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period and in future periods to be matched against the margins earned as a result of the termination.

(d)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.

(e)	Represents the partial settlement of the Supplemental Employee Retirement Program due to lump sum distributions to certain retired employees that are scheduled in 2010.

(f)	In the quarter ended December 31, 2008, Washington Gas recorded a $4.6 million reversal of a reserve for disallowed gas costs in Maryland and recorded income of $4.6 million due to a February 5, 2009 Order issued by the Public Service Commission of Maryland (PSC of MD). This Order resolved a contingency related to a proposed order issued by a Hearing Examiner of the PSC of MD in fiscal year 2006.

(g)	Represents a non-GAAP adjustment to reverse a prior period electric cost adjustment during the quarter ended March 31, 2009.

(h)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

10

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDING SEPTEMBER 30, 2010

Consolidated
	Low	High

GAAP Earnings Per Share Guidance Range	$2.36	$2.48
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.17)	(0.17)
Amortization of derivative contract termination (b)	(0.02)	(0.02)
Partial settlement of the Supplemental Employee Retirement Program (c)	0.04	0.04

Non-GAAP Operating Earnings Per Share Guidance Range	$2.21	$2.33

Regulated Utility Segment
	Low	High

GAAP Earnings Per Share Guidance Range	$1.99	$2.05
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.15)	(0.15)
Amortization of derivative contract termination (b)	(0.02)	(0.02)
Partial settlement of the Supplemental Employee Retirement Program (c)	0.04	0.04

Non-GAAP Operating Earnings Per Share Guidance Range	$1.86	$1.92

Unregulated Business Segments
	Low	High

GAAP Earnings Per Share Guidance Range	$0.37	$0.43
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.35	$0.41

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2010. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment are recorded directly to income.

(b)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period and in future periods to be matched against the margins earned as a result of the termination.

(c)	Represents the partial settlement of the Supplemental Employee Retirement Program due to lump sum distributions to certain retired employees that are scheduled in 2010.